UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016

SecureWorks Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37748	56-2015395
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE Suite 500 Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 327-6339

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) As previously reported by SecureWorks Corp. (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2016, David W. Dorman, a director of the Company, notified the Company’s Board of Directors (the “Board”) in writing that he will resign from the Board, its Audit Committee and its Governance and Nominating Committee effective immediately before the effectiveness of his election to the Board of Directors of Dell Technologies Inc., parent company of the Company. Effective September 1, 2016, the Board, upon the recommendation of the Company’s Governance and Nominating Committee, elected Dr. Yagyensh C. (Buno) Pati to the Board to fill the vacancy on the Board resulting from the resignation of Mr. Dorman, with such election to be effective as of the effectiveness of Mr. Dorman’s resignation. Dr. Pati was elected to Class I of the Board with a term expiring at the first annual meeting of the Company’s stockholders.

The Board has determined that Dr. Pati qualifies as an independent director in accordance with the corporate governance standards of the marketplace rules of the NASDAQ Stock Market. The Board also appointed Dr. Pati to the Audit Committee and the Governance and Nominating Committee to fill the vacancies on those committees resulting from Mr. Dorman’s resignation, effective as of the time of Dr. Pati’s appointment to the Board.

Dr. Pati has been a Partner of Centerview Capital Technology (“Centerview”), a private investment firm, since May 2016. At Centerview, Dr. Pati’s investment focus is on cybersecurity and data and analytics. Before assuming his partnership, Dr. Pati served as Advisor to Centerview from June 2014. He has served as Chairman of the Board of Infoworks.io, an enterprise software company, since August 2014. Prior to his association with Centerview, Dr. Pati founded Numerical Technologies, a company that redefined how integrated circuits are designed and manufactured, and served as the company’s Chief Executive Officer from October 1995 to August 2002 and as Chairman from August 2002 to March 2003, when the company was acquired by Synopsys Inc. He helped launch Nexus Venture Partners, a pioneer in Indian venture capital, and has served as Advisor to that firm since January 2012. Dr. Pati also founded Sezmi Corporation, a company that develops and markets video services offerings for telecommunications services providers, and served as Chief Executive Officer and a director of the company from June 2006 to December 2011. Dr. Pati holds a Ph.D. in Electrical Engineering from the University of Maryland, College Park, and was a Senior Research Associate at Stanford University and an Assistant Professor of Electrical Engineering at Harvard University early in his career.

As previously reported, at the closing of the Company’s initial public offering on April 27, 2016, investment funds associated with Centerview were issued a total of 1,741,070 shares of the Company’s Class A common stock (the “Class A Common Stock”) upon the conversion of $19.5 million principal amount of convertible notes at a conversion price of $11.20 per share, which was 80% of the initial public offering price of $14.00 per share.

Dr. Pati will participate in the Company’s compensation program for its independent directors. Under that program, effective upon Dr. Pati’s election to the Board, the Board granted Dr. Pati (1) an initial equity retainer in the form of an award of nonqualified stock options under the Company’s 2016 Long-Term Incentive Plan (the “Incentive Plan”) with an aggregate value of $300,000 to be determined based on the closing price of the Class A Common Stock on the NASDAQ Global Select Market on the effective date of Dr. Pati’s election to the Board (the “Closing Price”) and (2) a pro-rated portion (to reflect a partial year of service) of an annual equity retainer of $150,000 in the form of an award of restricted stock units under the Incentive Plan that will settle in that number of shares of Class A Common Stock having an aggregate value equal to $124,999 based on the Closing Price. Dr. Pati also received pro-rated portions of an annual cash retainer of $35,000 for service on the Board and additional annual cash retainers of $10,000 for service on the Audit Committee and $4,000 for service on the Governance and Nominating Committee, for an initial aggregate cash payment of $40,833.

(e) On September 1, 2016, the Compensation Committee of the Board approved an amendment and restatement (the “Amended and Restated Severance Plan”) of the Company’s Severance Pay Plan for Executive Employees. The plan was modified to provide that, in connection with a qualifying termination (as defined in the Amended and Restated Severance Plan), among other matters, participants in the Amended and Restated Severance Plan will receive severance pay equal to 12 months of base salary and up to 12 months of subsidized COBRA coverage, subject to the terms and conditions of the Amended and Restated Severance Plan.

The foregoing description of the Amended and Restated Severance Plan is qualified in its entirety by reference to the full text of the Amended and Restated Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following document is herewith filed as an exhibit to this report:

Exhibit No.	Exhibit Description

10.1	SecureWorks Corp. Amended and Restated Severance Pay Plan for Executive Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2016	SecureWorks Corp.

	By:	/s/ R. Wayne Jackson
R. Wayne Jackson
Chief Financial Officer
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	SecureWorks Corp. Amended and Restated Severance Pay Plan for Executive Employees